Exhibit 99.1
American Financial Group, Inc. Announces
Third Quarter and Nine Month Results
•	Third quarter net earnings attributable to shareholders $1.21 per share
•	Third quarter core net operating earnings $1.07 per share
•	Book value per share, excluding appropriated retained earnings and unrealized gains (losses) on fixed maturities $35.99; growth of 9% in 2010 and 33% since 12/31/07
•	Repurchased 1.7 million shares during the quarter (average price $29.11 per share)
Cincinnati, Ohio — November 1, 2010 — American Financial Group, Inc. (NYSE/NASDAQ: AFG) today reported net earnings attributable to shareholders of $132 million ($1.21 per share) for the 2010 third quarter, compared to $127 million ($1.09 per share) reported for the 2009 third quarter. The 2010 results reflect realized gains of $15 million compared to realized gains of $3 million in the 2009 period. Book value per share, excluding appropriated retained earnings and unrealized gains (losses) on fixed maturities, increased by $1.15 to $35.99 per share during the quarter. Net earnings attributable to shareholders for the nine month period were $346 million ($3.11 per share), compared with $358 million ($3.07 per share) in the comparable 2009 period. Nine month results in 2010 include realized gains of $24 million, compared to realized losses of $14 million in the comparable 2009 period.
Core net operating earnings were $117 million for the 2010 third quarter, down from the record $124 million reported in the third quarter of 2009. Earnings per share were $1.07 in each year as a result of share repurchases in 2010. Improved results in the annuity and supplemental insurance group were offset by lower underwriting profit and lower investment income in our specialty property and casualty insurance (“P&C”) operations. Core net operating earnings for the first nine months of 2010 were $322 million ($2.89 per share) compared to a record $372 million ($3.19 per share) for the same period a year ago. Nine month annualized core operating return on equity was 11%.
During the third quarter of 2010, AFG repurchased 1.7 million shares of common stock at an average price per share of $29.11.
AFG’s net earnings attributable to shareholders, determined in accordance with generally accepted accounting principles (“GAAP”), include certain items that may not be indicative of its ongoing core operations. The following table identifies such items and reconciles net earnings attributable to shareholders to core net operating earnings, a non-GAAP financial measure that AFG believes is a useful tool for investors and analysts in analyzing ongoing operating trends.

	Three months ended		Nine months ended
	September 30,		September 30,
In millions, except per share amounts	2010	2009	2010	2009
Components of net earnings attributable to shareholders:
Core net operating earnings(a)	$117	$124	$322	$372

Realized gains (losses)(b)	15	3	24	(14)

Net earnings attributed to shareholders	$132	$127	$346	$358

Components of Earnings Per Share:
Core net operating earnings	$1.07	$1.07	$2.89	$3.19

Realized gains (losses)(b)	.14	.02	.22	(.12)

Diluted Earnings Per Share	$1.21	$1.09	$3.11	$3.07

Footnotes (a) and (b) are contained in the accompanying Notes To Financial Schedules at the end of this release.

S. Craig Lindner and Carl H. Lindner III, AFG’s Co-Chief Executive Officers, issued this statement: “Our business units produced profitable underwriting results for the third quarter and first nine months of 2010 amid a continuing challenging economic environment. AFG’s investment portfolio continues to perform very well, as we have capitalized on market opportunities over the last several years. In a period of unprecedented turmoil in the mortgage markets, our $3 billion non-agency residential mortgage-backed securities portfolio has generated an annualized total return of approximately 15% since year end 2007, significantly outperforming fixed income indices over this same period.
“In September 2010, we completed an offering of $132 million 7% Senior Notes due in 2050. The proceeds of this offering are being used for general corporate purposes and provide flexibility to allow us to respond to business opportunities that may arise.
“We continue to evaluate effective ways to deploy our excess capital to achieve appropriate returns on shareholders’ equity. Through the first three quarters of 2010, AFG repurchased just under 7.4 million shares of its common stock at an average price of $27.30 per share. These repurchases represented approximately 6% of the shares outstanding at the beginning of 2010. We believe that purchasing shares at attractive prices is an effective use of our excess capital, producing a favorable effect on our earnings per share and book value per share. Growth in AFG’s book value per share is a key strategic benchmark in measuring value creation for our shareholders. Since the end of 2007, AFG has grown its book value per share, excluding appropriated retained earnings and unrealized gains on fixed maturities, by 33%.
“We have increased our core net operating earnings guidance for 2010 to be between $3.70 and $3.90 per share, up from $3.55 to $3.85 per share. As has been our practice, this guidance excludes realized gains and losses, as well as the potential for significant catastrophes, crop losses, unforeseen major adjustments to asbestos and environmental reserves, goodwill write-offs, and unlocking adjustments related to annuity deferred acquisition costs.”
P&C Specialty Core Results
The P&C specialty insurance operations generated an underwriting profit of $68 million in the 2010 third quarter, compared to $108 million in the third quarter of 2009. The combined ratio for the 2010 third quarter was 91%, 8 points higher than the comparable 2009 period. Results for the 2010 third quarter include $15 million (2 points) in favorable reserve development. By comparison, favorable reserve development in the third quarter of 2009 was $78 million (12 points). Losses from catastrophes totaled $6 million in the third quarter of 2010, compared with $3 million in the 2009 period.
Gross written premiums declined by approximately 7% for the quarter when compared to the 2009 period. Net written premiums for the 2010 third quarter were 13% higher than the same quarter a year earlier, driven primarily by decreased cessions under our crop reinsurance agreement, partially offset by the decline in premiums resulting from the reinsurance transaction in our Specialty Financial group.
Underwriting profit of the P&C specialty insurance operations for the first nine months of 2010 was $214 million, 34% below the 2009 period. Further details of the P&C Specialty operations may be found in the accompanying schedules.
The Property and Transportation group reported an underwriting profit of $41 million in the 2010 third quarter, $6 million lower than the 2009 third quarter. Approximately three fourths of this underwriting profit comes from our crop business. Strong crop yields contributed to results in our crop insurance operations that were consistent with 2009 third quarter results. Continued competitive market conditions and lower favorable reserve development contributed to the decline in underwriting profits.

Gross written premiums for the third quarter and first nine months of 2010 declined by approximately 6% from the comparable 2009 periods primarily as a result of lower spring commodity prices that have the effect of lowering our crop premium volume. These declines were partially offset by additional premiums from the Vanliner acquisition. In 2010, we returned to historical levels of cessions under our crop reinsurance agreement, contributing to a 91% increase in this group’s net written premiums for the third quarter of 2010 compared to the 2009 period. Excluding crop, this group’s net written premiums for the 2010 third quarter increased by 27% from the comparable 2009 period, primarily as a result of additional premiums resulting from the Vanliner acquisition.
The Specialty Casualty group reported an underwriting loss of $13 million in the 2010 third quarter, compared to an underwriting profit of $27 million in the third quarter of 2009. The decrease in underwriting profit was attributed primarily to $39 million in adverse reserve development related to Marketform’s run-off Italian public hospital business.
Lower underwriting profits in our general liability operations, (primarily those that serve the homebuilders industry), excess and surplus lines and our California workers’ compensation businesses were offset somewhat by improvements in our targeted markets operations. Other businesses in this group produced strong underwriting profit margins, but at lower levels than in 2009. Specialty Casualty underwriting profit in the first nine months of 2010 was $29 million, approximately $77 million lower than the comparable 2009 period.
Declines in gross and net written premiums for the 2010 third quarter and first nine months were primarily attributable to a soft pricing environment and competitive market conditions in the excess and surplus markets and California workers’ compensation business, as well as volume reductions resulting from decreased demand for general liability coverages in the homebuilders market. Growth in gross written premiums in our Marketform and environmental operations partially offset these declines. Increased retentions in our executive liability operations helped to offset decreases in net written premiums for this group.
The Specialty Financial group reported underwriting income of $36 million for the third quarter of 2010, compared to $29 million for the same period a year ago. These results reflect pre-tax income of approximately $8 million in connection with a reinsurance transaction involving our exit from certain non-residual value insurance automotive lines of business. Additionally, higher underwriting income in our financial institutions business and run-off lease and loan operations more than offset lower favorable reserve development. Specialty Financial underwriting profit was $91 million for the nine month period, compared to $96 million in the same 2009 period. All other lines of business in this group produced excellent underwriting results.
Gross written premiums were down 6% and 7%, respectively, for the third quarter and first nine months of 2010. As previously announced, we completed the sale of certain automotive-related lines of business during the third quarter of 2010 whereby the unearned premium related to these businesses was ceded in a reinsurance transaction. The sale of these unearned premiums was the primary cause of a decrease of $106 million in net written premiums during the third quarter.
Carl Lindner III stated, “We remain on target to reach our 2010 operating goals despite a continued soft pricing environment and competitive market conditions in our property and casualty businesses. Our mix of specialty P&C businesses is advantageous, as results in several of our operations don’t correlate with the overall P&C insurance industry. This allows us to focus on writing profitable business in each niche area, even when we have to compromise premium volume to do so. Pricing for the quarter and first nine months was flat overall and we continue to monitor rate adequacy in our markets. We want to be well positioned for a market turn, but at the same time we have scaled business growth based on our ability to achieve adequate pricing.”

Annuity and Supplemental Insurance Core Results
The Annuity and Supplemental Insurance Group generated core operating earnings before income taxes of $58 million for the 2010 third quarter, compared to $46 million in the 2009 third quarter. The increase was primarily attributable to higher operating earnings in the fixed annuity and supplemental insurance operations, which were partially offset by lower earnings in our variable annuity operations. Core operating earnings before income taxes for the first nine months of 2010 were 17% higher than the comparable 2009 period.
Statutory premiums of $825 million and $2.0 billion in the 2010 third quarter and first nine months were 55% and 41% higher, respectively, than the comparable periods in 2009. These results reflect increased sales of single premium annuities. Due to the two-tier nature and other surrender protection features in certain of its annuity products, AFG continues to experience strong persistency in its annuity businesses.
Included in realized gains (losses) in the table on page one is an after-tax realized loss on subsidiaries of $22 million for goodwill impairment associated with the sale of a supplemental health insurance career agency.
Investments
AFG recorded third quarter 2010 net realized gains on securities of $37 million after tax and after DAC, compared to $6 million in the comparable prior year period. This amount includes $17 million from the sale of a portion of its common stock investment in Verisk Analytics, Inc. AFG continues to own approximately 5.7 million shares (pre-tax unrealized gain of approximately $125 million at September 30, 2010) of Verisk Class B common shares that are convertible into Class A shares on a share-for-share basis after the expiration of holding periods.
Additionally, $15 million of the third quarter after-tax, after-DAC gains are related to AFG’s non-agency residential mortgage-backed securities. The continued runoff and disposition of securities in the non-agency RMBS portfolio, as well as generally lower reinvestment rates will likely result in continued pressure on investment income. We estimate that 2011 investment income in AFG’s P&C segment will be approximately 10-15% lower than in 2010. The anticipated impact of the reduction in our non-agency RMBS portfolio is much less for our Annuity and Supplemental insurance business. In addition, lower reinvestment rates can be partially offset by the ability to reduce crediting rates on the Company’s in-force business. Given the growth expected in 2011 in the Annuity and Supplemental business, we expect this segment’s earnings will exceed that of the current year. Our investment focus continues to be on achieving appropriate risk adjusted returns with a total return orientation.
After-tax, after-DAC realized gains on securities for the first nine months of 2010 were $46 million, compared to net realized losses of $11 million in the same period in 2009.
Unrealized gains on fixed maturities were $491 million, after tax, after DAC, an increase of $443 million since December 31, 2009. Our portfolio continues to be high quality, with 91% of our fixed maturity portfolio rated investment grade and 95% with a National Association of Insurance Commissioners’ designation of NAIC 1 or 2, its highest two categories.
More information about the components of our investment portfolio may be found in our Financial and Investment Supplements, which are posted on our website.
About American Financial Group, Inc.
American Financial Group is an insurance holding company, based in Cincinnati, Ohio with assets in excess of $30 billion. Through the operations of Great American Insurance Group, AFG is engaged primarily in property and casualty insurance, focusing on specialized commercial products for businesses, and in the sale of traditional fixed, indexed and variable annuities and a variety of supplemental insurance products. Great American Insurance Group’s roots go back to 1872 with the founding of its flagship company, Great American Insurance Company.

Forward Looking Statements
This press release contains certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements in this press release not dealing with historical results are forward-looking and are based on estimates, assumptions and projections. Examples of such forward-looking statements include statements relating to: the Company’s expectations concerning market and other conditions and their effect on future premiums, revenues, earnings and investment activities; recoverability of asset values; expected losses and the adequacy of reserves for asbestos, environmental pollution and mass tort claims; rate changes; and improved loss experience.
Actual results or financial condition could differ materially from those contained in or implied by such forward-looking statements for a variety of reasons including but not limited to: changes in financial, political and economic conditions, including changes in interest rates and extended economic recessions or expansions; performance of securities markets; AFG’s ability to estimate accurately the likelihood, magnitude and timing of any losses in connection with investments in the non-agency residential mortgage market; new legislation or declines in credit quality or credit ratings that could have a material impact on the valuation of securities in AFG’s investment portfolio, including mortgage-backed securities; the availability of capital; regulatory actions (including changes in statutory accounting rules); changes in legal environment affecting AFG or its customers; tax law and accounting changes; levels of natural catastrophes, terrorist activities (including any nuclear, biological, chemical or radiological events), incidents of war and other major losses; development of insurance loss reserves and establishment of other reserves, particularly with respect to amounts associated with asbestos and environmental claims; availability of reinsurance and ability of reinsurers to pay their obligations; the unpredictability of possible future litigation if certain settlements of current litigation do not become effective; trends in persistency, mortality and morbidity; competitive pressures, including the ability to obtain adequate rates; changes in AFG’s credit ratings or the financial strength ratings assigned by major ratings agencies to AFG’s operating subsidiaries; and other factors identified in our filings with the Securities and Exchange Commission.
The forward-looking statements herein are made only as of the date of this press release. The Company assumes no obligation to publicly update any forward-looking statements.
Conference Call
The company will hold a conference call to discuss 2010 third quarter results at 11:30 a.m. (ET) tomorrow, Tuesday, November 2, 2010. Toll-free telephone access will be available by dialing 1-888-892-6137 (international dial in 706-758-4386). The pass code for the live call is 17638863. Please dial in five to ten minutes prior to the scheduled start time of the call. A replay of the call will also be available two hours from the conclusion of the call, at approximately 1:30 p.m. (ET) on November 2, 2010 until 11:59 p.m (ET) on November 9, 2010. To listen to the replay, dial 1-800-642-1687 (international dial in 706-645-9291) and provide the confirmation code 17638863.
The conference call will also be broadcast over the Internet. To listen to the call, go to the Investor Relations page on AFG’s website, www.AFGinc.com, and follow the instructions at the Webcast link. An archived webcast will be available immediately after the call via a link on the Investor Relations page until November 9, 2010 at 11:59 pm (ET). An archived audio MP3 file will also be available within 24 hours of the call.

Contact:	Diane P. Weidner	Web Sites:
	Asst. Vice President — Investor Relations	www.AFGinc.com
	(513) 369-5713	www.GreatAmericanInsurance.com www.GAFRI.com

-o0o-
(Financial summaries follow)
This earnings release and additional Financial Supplements are available in the Investor Relations section of AFG’s web site: www.AFGinc.com.

AMERICAN FINANCIAL GROUP, INC. AND SUBSIDIARIES
SUMMARY OF EARNINGS
(In Millions, Except Per Share Data)

	Three months ended		Nine months ended
	September 30,		September 30,
	2010	2009	2010	2009
Revenues
P&C insurance premiums	$736	$622	$1,887	$1,809
Life, accident & health premiums	112	112	340	331
Investment income	296	301	885	900
Realized gains (losses) on:
Securities	57	9	72	(17)
Subsidiaries	(22)	(5)	(22)	(5)
Income (loss) of managed investment entities:
Investment income	23	—	68	—
Loss on change in fair value of assets/liabilities	(4)	—	(44)	—
Other income	57	54	155	177

	1,255	1,093	3,341	3,195

Costs and expenses
P&C insurance losses & expenses	668	514	1,685	1,489
Annuity, life, accident & health benefits & expenses	251	236	769	727
Interest on borrowed money	21	19	57	48
Expenses of managed investment entities	15	—	38	—
Other operating and general expenses	92	121	279	354

	1,047	890	2,828	2,618

Operating earnings before income taxes	208	203	513	577
Provision for income taxes(c)	82	72	199	204

Net earnings including noncontrolling interests	126	131	314	373

Less: Net earnings (loss) attributable to noncontrolling interests	(6)	4	(32)	15

Net earnings attributable to shareholders	$132	$127	$346	$358

Diluted Earnings per Common Share	$1.21	$1.09	$3.11	$3.07

Average number of Diluted Shares	109.5	117.2	111.4	116.9
Footnote (c) is contained in the accompanying Notes To Financial Schedules at the end of this release.

AMERICAN FINANCIAL GROUP, INC. AND SUBSIDIARIES
SUMMARY OF EARNINGS, continued
(In Millions, Except Per Share Data)

	September 30,	December 31,
	2010	2009
Selected Balance Sheet Data:
Total Cash and Investments	$22,723	$19,791

Long-term Debt	$954	$828

Shareholders’ Equity(d)	$4,577	$3,781
Shareholders’ Equity (Excluding appropriated retained earnings & unrealized gains/losses on fixed maturities)(d)	$3,878	$3,733
Book Value Per Share:
Excluding appropriated retained earnings	$40.55	$33.35
Excluding appropriated retained earnings and unrealized gains/losses on fixed maturities	$35.99	$32.92

Common Shares Outstanding	107.7	113.4
Footnote (d) is contained in the accompanying Notes To Financial Schedules at the end of this release.

AMERICAN FINANCIAL GROUP, INC.
P&C SPECIALTY GROUP UNDERWRITING RESULTS
(In Millions)

	Three months			Nine months
	ended			ended
	September 30,		Pct.	September 30,		Pct.
	2010	2009	Change	2010	2009	Change

Gross written premiums	$1,273	$1,369	(7%)	$2,828	$3,037	(7%)

Net written premiums	$703	$620	13%	$1,844	$1,794	3%

Ratios (GAAP):
Loss & LAE ratio	61%	48%		55%	46%
Expense ratio	30%	35%		34%	36%

Combined Ratio (Excluding A&E)	91%	83%		89%	82%

Total Combined Ratio	91%	83%		89%	82%

Supplemental:(e)
Gross Written Premiums:
Property & Transportation	$809	$864	(6%)	$1,450	$1,541	(6%)
Specialty Casualty	335	368	(9%)	998	1,089	(8%)
Specialty Financial	129	137	(6%)	379	409	(7%)
Other	—	—	—	1	(2)	—

	$1,273	$1,369	(7%)	$2,828	$3,037	(7%)

Net Written Premiums:
Property & Transportation	$450	$236	91%	$912	$662	38%
Specialty Casualty	227	250	(9%)	676	731	(8%)
Specialty Financial	10	116	(91%)	212	349	(39%)
Other	16	18	(11%)	44	52	(15%)

	$703	$620	13%	$1,844	$1,794	3%

Combined Ratio (GAAP):
Property & Transportation	90%	81%		90%	82%
Specialty Casualty	106%	89%		96%	85%
Specialty Financial	60%	77%		74%	75%

Aggregate Specialty Group	91%	83%		89%	82%

	Three months ended		Nine months ended
	September 30,		September 30,
	2010	2009	2010	2009
Reserve Development Favorable/(Unfavorable):
Property & Transportation	$(2)	$8	$22	$47
Specialty Casualty	(3)	25	47	91
Specialty Financial	16	37	39	78
Other	4	8	14	6

	$15	$78	$122	$222

Points on Combined Ratio:
Property & Transportation	—	3	3	7
Specialty Casualty	(1)	11	7	13
Specialty Financial	18	29	11	20

Aggregate Specialty Group	2	12	6	12

AMERICAN FINANCIAL GROUP, INC.
ANNUITY & SUPPLEMENTAL INSURANCE GROUP
STATUTORY PREMIUMS
(In Millions)

	Three months			Nine months
	ended			ended
	September 30,		Pct.	September 30,		Pct.
	2010	2009	Change	2010	2009	Change

Annuity premiums:
Fixed annuities	$280	$129	117%	$650	$349	86%
Indexed annuities	249	140	78%	589	387	52%
Bank annuities	170	137	24%	366	288	27%
Variable annuities	17	17	—	56	68	(18%)

	716	423	69%	1,661	1,092	52%

Supplemental insurance	100	98	2%	303	290	4%
Life insurance	9	10	(10%)	29	34	(15%)

Total statutory premiums	$825	$531	55%	$1,993	$1,416	41%

AMERICAN FINANCIAL GROUP, INC.
Notes To Financial Schedules
a) GAAP to Non-GAAP Reconciliation-Components of core net operating earnings:

	Three months ended		Nine months ended
	September 30,		September 30,
In millions	2010	2009	2010	2009

P&C operating earnings	$135	$183	$423	$556
Annuity & supplemental insurance operating earnings	58	46	148	127
Interest & other corporate expense	(14)	(34)	(75)	(98)

Core operating earnings before income taxes	179	195	496	585
Related income taxes	62	71	174	213

Core net operating earnings	$117	$124	$322	$372

b) AFG’s realized gains (losses) consisted of the following (in millions) net of tax:

	Three months ended		Nine months ended
	September 30,		September 30,
	2010	2009	2010	2009

Realized gains (losses) on securities	$37	$6	$46	$(11)
Realized losses on subsidiaries	(22)	(3)	(22)	(3)

Realized gains (losses)	$15	$3	$24	$(14)

The realized loss on subsidiaries in 2010 represents the impairment of goodwill associated with the sale of a supplemental health insurance career agency.
c) Operating income before income taxes includes $4 million and $37 million in non-deductible losses attributable to noncontrolling interests related to managed investment entities in the third quarter and first nine months of 2010, respectively.
d) Shareholders’ Equity at September 30, 2010 includes $491 million ($4.56 per share) in unrealized gains on fixed maturities and $208 million ($1.93 per share) of retained earnings appropriated to managed investment entities. The appropriated retained earnings will ultimately inure to the benefit of the debt holders of the investment entities managed by AFG. Shareholder’s Equity at December 31, 2009 includes $48 million ($.43 per share) in unrealized gains on fixed maturities.
e) Supplemental Notes:
•
Property & Transportation includes primarily physical damage and liability coverage for buses, trucks and recreational vehicles, inland and ocean marine, agricultural-related products and other property coverages.

•
Specialty Casualty includes primarily excess and surplus, general liability, executive liability, umbrella and excess liability, customized programs for small to mid-sized businesses and workers’ compensation insurance, primarily in the state of California.

•
Specialty Financial includes risk management insurance programs for lending and leasing institutions (including collateral and mortgage protection insurance), surety and fidelity products and trade credit insurance.

•	Other includes an internal reinsurance facility.